Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-160162, No. 333-152746, No. 333-135222, No. 333-85657, No. 33-57131, No. 33-62968, No. 33-33958 and No. 33-20069) on Form S-8 of Moog Inc. of our report dated March 27, 2013 relating to the financial statements and supplemental schedule of Moog Inc. Retirement Savings Plan, appearing in this Annual Report on Form 11-K of the Moog Inc. Retirement Savings Plan for the year ended September 30, 2012.

/s/ FREED MAXICK, CPAs, PC
Buffalo, New York
March 27, 2013